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                                   EXHIBIT 11



INFORMATION ARCHITECTS CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)



---------------------------------------------- ----------------------------------- ---------------------------------
                                                      THREE MONTHS ENDED:                 NINE MONTHS ENDED:
---------------------------------------------- ----------------------------------- ---------------------------------
                                                   9/30/99           9/30/98           9/30/99          9/30/98
---------------------------------------------- ----------------- ----------------- ---------------- ----------------
Net Income (Loss)                                 $  (5,527,683)     $  1,731,615   $  (12,530,739)     $ 6,277,315
---------------------------------------------- ----------------- ----------------- ---------------- ----------------
Average # Shares Outstanding                         18,960,899        17,449,668       18,233,797       17,409,707
---------------------------------------------- ----------------- ----------------- ---------------- ----------------
Diluted Average # Shares Outstanding                 18,960,899        17,647,256       18,233,797       17,607,295
---------------------------------------------- ----------------- ----------------- ---------------- ----------------
Basic Earnings (Loss) Per Share                   $       (0.29)     $       0.10    $       (0.69)     $      0.36
---------------------------------------------- ----------------- ----------------- ---------------- ----------------
Diluted Earnings Per Share                        $       (0.29)     $       0.10    $       (0.69)     $      0.36
---------------------------------------------- ----------------- ----------------- ---------------- ----------------


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